Exhibit 99.1

Media contact:

Karla Olsen

senior manager, media relations

Phone: 888.613.0003

FAX: 316.261.6769

karla_olsen@wr.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce_burns@wr.com

WESTAR ENERGY ANNOUNCES SECOND QUARTER 2004 RESULTS

TOPEKA, Kan., Aug. 4, 2004 – Westar Energy, Inc. (NYSE:WR) today announced earnings of $13.7 million, or $0.16 per share, for the second quarter 2004. This compares to $27.9 million, or $0.39 per share, for the second quarter 2003. For the six months ended June 30, 2004, the company reported earnings of $29.2 million, or $0.37 per share, compared to earnings of $151.6 million, or $2.10 per share, for the first six months of 2003.

In the second quarter 2003, the company had earnings from discontinued operations of $6.4 million. Due to the sale of its monitored security business on Feb. 17, 2004, the company did not have any income from discontinued operations for the second quarter of 2004. In the six months ended June 30, 2003, the company had earnings from discontinued operations of $110.2 million, due primarily to tax benefits related to the proposed disposition of its monitored security businesses, compared to earnings from discontinued operations of $6.9 million for the six months ended June 30, 2004.

Second quarter “ongoing earnings,” a non-GAAP measure that excludes special items, were $28.6 million, or $0.33 per share, compared to $25.2 million, or $0.35 per share, for the second quarter 2003. Per share results reflect additional shares issued in 2004. Items that served to decrease ongoing earnings were primarily operating expenses due to higher fuel costs and

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purchased power expenses, increased maintenance costs as a result of more planned outages at the company’s generating stations, increased cost associated with the termination of portions of the ONEOK shared services agreement and the elimination of $5.8 million of dividends from its investment in ONEOK, which was sold during 2003. These items were significantly offset by reduced interest expense due to the reduction and refinancing of long-term debt.

Ongoing earnings for the six months ended June 30, 2004, were $41.1 million, or $0.52 per share, compared to $46.5 million, or $0.64 per share, for the same period of 2003. Items that served to decrease year-to-date ongoing earnings were primarily increased operating expenses associated with outages at the company’s generating stations, increased costs of fuel and purchased power, increased costs associated with the termination of the ONEOK shared services agreement and the elimination of $12.4 million of dividends from its investment in ONEOK. Serving to partially offset these items was reduced interest expense due to the reduction and refinancing of long-term debt.

Second-quarter results

Westar Energy reported revenues of $358.4 million for the second quarter of 2004, compared to revenues of $345.9 million for the same period last year, an increase of 3.6 percent. The increase in revenues is due primarily to higher retail and wholesale sales volumes. Retail revenues increased $6.7 million, or 2.7 percent, reflecting higher sales due primarily to warmer weather than during the same period last year. The higher retail sales were partially offset by the sale of a portion of the company’s service territory to Midwest Energy in August 2003 and a $2.1 million accrual for rate rebates that will be paid to retail customers in 2005 and 2006 that was not accrued during the same period last year.

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Wholesale sales for the second quarter of 2004 increased $10.4 million compared to second quarter 2003 due to increased sales volumes and market pricing. Energy marketing revenues decreased by $5.0 million for the second quarter of 2004 due primarily to favorable changes in 2003 as compared with 2004 in the value of unsettled transactions that receive mark-to-market accounting treatment.

Operating expenses for the quarter increased $18.7 million due primarily to higher fuel and purchased power and operating and maintenance expenses. The fuel and purchased power expense for the quarter reflects an increase in the cost of fuel and purchased power and additional power generated and purchased to meet additional load. Other items affecting operating expenses included additional maintenance expense for generation and distribution facilities and additional litigation expenses related to the company’s former management and shareholder lawsuits.

Other income (expense) for the second quarter 2004 was expense of $16.3 million compared with income of $8.2 million for the same period of 2003. This $24.5 million change reflects a $15.7 million greater loss than last year on extinguishment of debt and lower investment earnings. The lower investment earnings include the elimination of $5.8 million of dividends from the company’s investment in ONEOK, which was sold during 2003, and income from an international power project that was received during the second quarter of 2003.

Interest expense for the second quarter 2004 was $21.3 million lower than for the same period of 2003 due to debt reductions and refinancings. The company refinanced $385.8 million of long-term debt in the second quarter of 2004, taking advantage of lower interest rates. The company also issued $250 million first mortgage bonds on June 17, 2004, and placed approximately $240 million of the proceeds received from that offering on deposit with the bond trustee for the repayment of $225 million face value of higher-cost first mortgage bonds. The

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redemption of those bonds occurred on July 19, 2004, bringing the total amount of long-term debt refinanced to about $600 million.

Six-month results

Revenues for the six months ended June 30, 2004 were $698.7 million compared to $691.3 million for the same period a year ago, an increase of 1.1 percent. The increase in revenues is largely the result of greater retail and wholesale sales volumes. Retail revenues increased $4.7 million, or 1.0 percent, on 2.4 percent higher sales volumes. The increase was partially offset by a decrease in retail revenues due to the sale of a portion of the company’s service territory to Midwest Energy in 2003 and a $4.2 million accrual for rate rebates to be paid to retail customers in 2005 and 2006 that was not accrued during the same period last year. Wholesale sales for the six months ended June 30, 2004 increased $3.6 million compared to the same period of 2003 due to higher market prices.

Operating expenses for the six months ended June 30, 2004 increased $33.6 million compared to the same period of 2003 due primarily to higher fuel and purchased power expenses and additional maintenance expense related to distribution facilities and to planned and unplanned outages at generating stations. The fuel and purchased power expense for the six months reflects an increase in the cost of fuel and additional power generated and purchased to meet additional load.

Other income (expense) for the six months ended June 30, 2004 was expense of $17.0 million compared with income of $20.3 million for the first half of 2003. This $37.3 million difference reflects a $10.0 million greater loss than last year on extinguishment of debt and lower investment earnings. The lower investment earnings included the elimination of $12.4 million of dividends from the company’s investment in ONEOK, which was sold during

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2003, and lower income from international power projects compared to the first half of 2003. Interest expense for the six months ended June 30, 2004 was $37.6 million lower than the same period in 2003 due to debt reduction and refinancings.

Earnings Guidance

Based on second quarter and year-to-date results, Westar Energy has reaffirmed its previous 2004 full-year ongoing earnings guidance of $1.50 to $1.60 per share. Westar Energy’s earnings release, together with its attachments, dated March 4, 2004 provides a discussion of the company’s 2004 full-year ongoing earnings guidance and related assumptions.

Ongoing Earnings

This release describes “ongoing earnings” in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP). Ongoing earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors with a useful indicator of results between comparable periods. Ongoing earnings exclude the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the Board of Directors to evaluate business performance. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company. A reconciliation of GAAP

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earnings to ongoing earnings for the second quarter and year-to-date is attached to this earnings release.

Conference Call

Westar Energy’s earnings conference call with the investment community will be Aug. 4, 2004, at 11 a.m. Eastern Daylight Time. James Haines, Jr., president and chief executive officer, and Mark Ruelle, executive vice president and chief financial officer, will host the call. Investors, media and the public may listen to the conference call by dialing 877-278-9269, code WESTAR. Listeners may access a live webcast of the conference call via the company’s website, www.wr.com. A replay of the call will be available on the website. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest consolidated electric utility in Kansas, providing electric service to more than 650,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,800 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Although we believe that the expectations and goals reflected in such forward-looking statements are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, for important risk factors that could cause results to differ materially from those in any such forward-looking statements.

Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED INCOME STATEMENT

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,			Year to Date June 30,
	2004	2003	Change	2004	2003	Change
Sales	$358,430	$345,885	$12,545	$698,693	$691,318	$7,375

Fuel and Purchased Power	99,092	88,709	10,383	200,854	178,605	22,249
Depreciation & Amortization	42,258	42,239	19	84,185	83,630	555
Operating Expenses (excl. D&A)	143,595	135,317	8,278	283,520	272,712	10,808

Total Operating Expenses	284,945	266,265	18,680	568,559	534,947	33,612

Income from Operations	73,485	79,620	(6,135)	130,134	156,371	(26,237)

Other Income (Expense)	(16,300)	8,159	(24,459)	(16,999)	20,323	(37,322)
Interest Expense	37,270	58,560	(21,290)	80,695	118,291	(37,596)
Income Tax Expense	5,936	7,412	(1,476)	9,670	16,493	(6,823)

Income from Continuing Operations	13,979	21,807	(7,828)	22,770	41,910	(19,140)

Results of Discontinued Operations, Net of Tax	—	6,378	(6,378)	6,888	110,200	(103,312)

Preferred Dividends	242	242	—	485	470	15

Earnings (Loss) Available for Common Stock	$13,737	$27,943	$(14,206)	$29,173	$151,640	$(122,467)

Average equivalent common shares outstanding	85,834	72,207		79,722	72,161

Basic Earnings (Loss) Per Share	$0.16	$0.39	$(0.23)	$0.37	$2.10	$(1.73)

Reconciliation of GAAP to Non-GAAP
Earnings (Loss) Available for Common Stock	$13,737	$27,943		$29,173	$151,640
Special Items (After-Tax):
Discontinued Operations	—	6,378		6,888	110,200
Mark to Market Call Option	—	2		—	(1,311)
Investigation/Litigation Expense	(3,640)	(1,858)		(4,709)	(4,029)
RSU Vesting Expense	—	—		(2,750)	—
Gain on Sale of ONEOK Stock	—	—		—	9,214
Gain/Loss on Debt Retirement	(11,253)	(1,793)		(11,346)	(5,322)
Lease Buy-out on Aircraft	—	—		—	(3,574)

Total Special Items	(14,893)	2,729		(11,917)	105,178

Ongoing Earnings	$28,630	$25,214		$41,090	$46,462

Basic Ongoing Earnings Per Share	$0.33	$0.35		$0.52	$0.64

“Ongoing earnings” is a non-GAAP (generally accepted accounting principles) financial measure that differs from GAAP earnings because it excludes the effect of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors with a useful indicator of results comparable between periods because it excludes the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy's fundamental earnings power. This measure is used internally with management and the Board of Directors to evaluate business performance.

Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company.